Exhibit 99.1

Contact: Jeff Harkins Investor Relations 940-297-3877

Sally Beauty Holdings, Inc. Announces Additions to Senior Leadership Team

DENTON, Texas, April 3, 2019 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced two additions to its senior leadership team.

Mary Beth Edwards has been appointed Group Vice President, Global Sourcing of Sally Beauty Holdings.  In her new role, Ms. Edwards will serve as a member of the Company’s senior leadership team and be responsible for indirect procurement, driving best practices in the Company’s global owned-brand procurement functions and implementing operational excellence and efficiency efforts in support of the Company’s transformation plan. Ms. Edwards joins the Company from Arrow Electronics where she spent 24 years in roles of increasing responsibility.  Her most recent role was Vice President of Global Business Operations, leading that company’s efforts around standardizing enterprise operational excellence, sourcing, process improvement, trade compliance and management, business continuity and ERP implementations. Ms. Edwards, a veteran officer of the U.S. Army, has a B.A. from Temple University.

Heather Plutino, the Company’s Group Vice President of Finance and Treasurer, has been elevated to the Company’s senior leadership team. Ms. Plutino, who joined the Company in October 2018, is responsible for enterprise financial planning and analysis, risk management and the treasury function.  Ms. Plutino joined the Company from ascena retail group, inc., where she was Vice President & Treasurer, having previously held a variety of finance roles at Target Corporation and Charming Shoppes.

“Part of our transformation effort is adding and developing talent to set us up for success now and in the future.  The addition of Mary Beth and Heather to the senior leadership team will help drive our aggressive efforts around cost savings, continuous improvement, financial planning and risk mitigation,” commented Chris Brickman, president and chief executive officer of the Company.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,129 stores, including 180 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.